EXHIBIT 10k

NON-COMPETITION, NON-SOLICITATION,

AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (this "Agreement"), effective as of January 1, 2001 (the "Effective Date"), is made and entered into by and between BROWN & BROWN, INC. , a Florida corporation (the "Company"), and JOHN R. RIEDMAN, a resident of the State of New York ("Riedman").

Background

Riedman is a shareholder and the Chairman and Chief Executive Officer of Riedman Corporation, a New York corporation ("Seller"). Pursuant to an Asset Purchase Agreement, dated as of September 11, 2000, as amended by a First Amendment to Asset Purchase Agreement dated of even date herewith (as so amended, the "Purchase Agreement"), by and among the Company, Seller, Riedman and the other shareholders of Seller, Seller is to sell substantially all of its assets relating to its insurance agency business throughout the United States (the "Business") to the Company. Pursuant to Section 5.17(h) of the Purchase Agreement, Riedman is entering into this Agreement to provide certain non-competition and other assurances to the Company as a material inducement for the Company to enter into the transactions contemplated in the Purchase Agreement. Riedman acknowledges that the restrictions contained in this Agreement are reasonably necessary to protect the Company's legitimate business interests, including, but not limited to, the trade secrets, confidential business information, and customer goodwill it purchased from Seller as part of the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

Terms

In consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Purchase Agreement, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

1. Non-Competition Covenant. Given the national nature of the Business, and Riedman's position as a shareholder and principal of the Seller, Riedman agrees that he shall not, during the Restricted Period (as defined in Section 4, below) engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of any entity (other than the Company) engaged in the insurance agency or brokerage business in the United States; provided, however, that ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation shall not be deemed a violation of this section.

2. Non-Solicitation Covenant.

(a) Without limiting anything set forth in Section 1 hereof, Riedman shall not, during the Restricted Period, directly or indirectly (i) solicit, divert, accept business from, nor service, as insurance solicitor, insurance agent, insurance broker or otherwise, for his own account or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any account that is part of the Purchased Book of Business or any insurance account then serviced by the Company or its affiliates, or (ii) hire away any employees or personnel of the Company or its affiliates, or induce or entice any such person to leave such employment or engagement without the prior written consent of the Company.

(b) Riedman acknowledges that the non-solicitation covenants contained in any employment agreement that Riedman may enter into with Buyer shall be in addition to, and shall not supersede or be subordinate to, the non-competition and non-solicitation covenants contained in this Agreement.

3. Confidentiality. Riedman recognizes and acknowledges that, as part of the Purchase Agreement, the Company purchased from Seller certain Confidential Information (as hereafter defined), which constitutes valuable, secret, special, and unique assets of the Company. Riedman covenants and agrees that, during the Restricted Period, Riedman will not disclose the Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of the Company and will not use the Confidential Information except in the Company's business. It is expressly understood and agreed that the Confidential Information is the property of the Company and must be immediately returned to the Company upon demand. The term "Confidential Information" includes all information, whether or not reduced to written or recorded form, related to Seller's insurance operations that is not generally known to competitors of the Seller or intended for general dissemination, whether furnished by the Seller or compiled by Riedman, including but not limited to: (i) lists of customers, insurance carriers, and accounts and records pertaining thereto; (ii) prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks; and (iii) information concerning business plans, information concerning marketing strategies and information concerning the financial condition of the Seller's insurance operations.

4. Restricted Period. The period of this Agreement shall begin on the Effective Date and shall expire on the fifth (5th) anniversary date of the Effective Date (the "Restricted Period").

5. Remedy for Breach of Covenants.

(a) In the event of a breach or threatened breach of the provisions of this Agreement, the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant the Company or its affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Riedman acknowledges that the covenants set forth in this Agreement represent an important element of the value of the Business and the Acquired Assets and are a material inducement for Buyer to enter into the Purchase Agreement. Riedman further acknowledges that without such protection, the Company's business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

(b) If Riedman shall violate the restrictions contained in this Agreement, and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which Riedman's business activities shall be restricted as provided in this Agreement shall be lengthened by a period of time equal to the period between the date upon which Riedman is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

(c) In addition to the foregoing, any damages suffered by the Company or any of its affiliates as a result of any breach by Riedman of the provisions of this Agreement shall be subject to Riedman's indemnification obligations set forth in the Purchase Agreement.

    Costs. Without limiting the foregoing or anything set forth in the Purchase Agreement, the parties agree that in the event of litigation concerning the terms of this Agreement, the prevailing party shall be entitled, in addition to all other remedies, to recover all costs of such action, including, without limitation, reasonable attorneys' fees and costs both at the trial court and appellate court level.

7. Consideration. The parties agree that One Million Dollars ($1,000,000) of the Total Purchase Price described in the Purchase Agreement shall be deemed consideration for Riedman's entry into this Agreement for federal and state income tax purposes. This consideration will be paid to Riedman via company check as follows: (a) Two Hundred Fifty Thousand and no/100 dollars ($250,000) will be paid to Riedman at the Closing; and (b) on the anniversary date of the Closing (or, if such date is not a business day, on the immediately following business day) for three (3) years after the Closing, an amount equal to (i) $250,000 plus (ii) interest equal to the sum of the then-current three (3)-month London Interbank Offering Rate (LIBOR) rate plus fifth (50) basis points.

8. Assignment; Successor Rights. Riedman may not assign his rights or obligations hereunder. The rights and obligations of the Company shall be binding upon and fully enforceable by its affiliates, successors and assigns, including, without limitation, any successor in interest by way of merger, consolidation, sale or other succession, without need for further consent to such assignment by Riedman.

9. Severability. The provisions of this Agreement (including but not limited to the provisions of Sections 1, 2, and 3 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more provisions hereof shall not affect the validity or enforceability of the other provisions hereof.

10. Waiver. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provisions hereof.

11. Modification. This Agreement may not be modified or superseded except by an agreement in writing executed by the parties hereto.

12. Governing Law. This Agreement has been made in the State of Florida, and shall be governed by and construed and enforced in accordance with the internal law of Florida without regard to principles of conflicts of law. Riedman consents to jurisdiction in any court, state or federal, within Hillsborough County, Florida, and agrees that all litigation regarding this Agreement shall be brought in Hillsborough County, Florida, only. Further, Riedman agrees to waive his privilege of venue and any right Riedman may have in selection of venue in suits brought by the Company or Riedman in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

"THE COMPANY":

BROWN & BROWN, INC.

By: /S/ J. HYATT BROWN

Name: J. Hyatt Brown

Title: Chairman, President & CEO

"RIEDMAN":

/S/ JOHN R. RIEDMAN

John R. Riedman, individually

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